Exhibit 10.10.1

EXECUTION COPY

AMENDMENT NO. 1 TO SUBLEASE

AMENDMENT NO. 1 TO SUBLEASE made as of April 18, 2006, between PAREXEL INTERNATIONAL, LLC, a Delaware limited liability company having an office at 200 West Street, Waltham, Massachusetts 02451 (“Sublandlord”) and SALARY.COM, INC., a Delaware corporation (“Subtenant”) (each of Sublandlord and Subtenant shall be referred to as a “Party” and collectively as the “Parties”).

RECITALS

WHEREAS, Sublandlord and Subtenant have entered into a Sublease (the “Sublease”), dated as of January 6, 2006, pursuant to which the Sublandlord agreed to sublet approximately 51, 291 rentable square feet of office space located at 195 West Street, Waltham, Massachusetts 02451.

WHEREAS, Subtenant, as subtenant, wishes to sublease from Sublandlord, and Sublandlord, as Sublandlord, wishes to sublease to Subtenant, approximately 11,938 rentable square feet of additional space in the Premises shown as the cross hatched area on the attached Exhibit A (the “Expansion Sublease Premises”) upon the terms and conditions hereinafter set forth.

WHEREAS, Effective as of the Expansion Date, Sublandlord and Subtenant would like to amend the terms of the Sublease.

NOW, THEREFORE, in consideration of the foregoing, the mutual covenants contained herein and other good an valuable consideration, the receipt and sufficiency of which are herby acknowledged, the Parties covenant and agree that the Sublease is hereby amended as follows:

1. Effective as of December 15, 2006 (the “Expansion Date”), the term “Sublease Premises” shall include the Expansion Sublease Premises.

2. Effective as of the Expansion Date, Section 1, “Basic Data: Definitions” shall be amended by deleting the definition of “Fixed Rent” and replacing it with the following text:

“Fixed Rent:	$1,312,001.75 per year”

3. Effective as of the Expansion Date, the following shall be added as a new Section 3A:

“3A. IMPROVEMENTS TO EXPANSION.

A. Subtenant shall expeditiously perform all of the construction of the interior improvements to the Expansion Sublease Premises necessary for Subtenant’s use of the Expansion Sublease Premises as contemplated hereunder (the “Subtenant’s Expansion Work”); provided, however, that all of Subtenant’s Expansion Work shall be done in a good and workmanlike manner using first quality materials and in accordance with (i) the provisions of the Prime Lease applicable thereto, (ii) all laws, rules, regulations and insurance requirements applicable thereto and (iii) those certain plans and specifications to be constructed on behalf of Subtenant by a reputable contractor and subject to the reasonable approval by Sublandlord (the “Subtenant’s Expansion Plans”). Notwithstanding anything to the contrary set forth in this Section 3 (A), Subtenant may not perform the Subtenant’s Expansion Work unless the Subtenant’s Expansion Plans have been approved by Landlord.

B. Subtenant hereby covenants and agrees, at its sole cost and expense and in accordance with the terms and provision of this Sublease, to initiate and thereafter diligently prosecute to completion the Subtenant’s Expansion Work. Subtenant further acknowledges and agrees the Sublandlord shall have no obligation to perform any portion of the Subtenant’s Expansion Work, all of such work being the sole responsibility of Subtenant hereunder.

C. Sublandlord shall provide to Subtenant an allowance of $59,690.00 (the “Subtenant Expansion Allowance”) to be applied towards the cost of the Subtenant’s Expansion Work (including, without limitation, the architect’s fee, improvements, tel/data wiring, moving and all other reasonable occupancy expenses in connection therewith). It is understood and agreed that the Subtenant Expansion Allowance (or portions thereof) will be made available to Subtenant within thirty (30) days after Subtenant provides Sublandlord with invoices showing the actual cost of performing the applicable portion of the Subtenant’s Expansion Work, and that such disbursement may occur at any time after the Expansion Date. To the extent the costs of the Subtenant’s Expansion Work exceed the Subtenant Expansion Allowance, Subtenant shall be solely responsible for such excess costs and shall promptly pay the difference to the appropriate contractors and suppliers.

D. Notwithstanding the foregoing, Sublandlord shall be under no obligation to apply any portion of the Subtenant Expansion Allowance for any purposes other than as provided in this Section 3, nor shall Sublandlord be deemed to have assumed any obligations, in whole or in part, of Subtenant to any contractors, subcontractors, suppliers, workmen or materialmen. In addition, Sublandlord shall not be obligated to make any application of any portion of the Subtenant Expansion Allowance (i) for so long as (x) there shall be an existing default of Subtenant or (y) there are any liens which are not bonded to the reasonable satisfaction of Sublandlord against Subtenant’s interest in the Sublease or against the Building or the Site arising out of any work performed by Subtenant or any litigation in which Subtenant is a party or (ii) to the extent not requested by Subtenant prior to May 1, 2007. Further, in no event shall Sublandlord be required to make application of any portion of the Subtenant Expansion Allowance on account of any supervisory fees, overhead, management fees or other payments to Subtenant, or any partner or affiliate of Subtenant.

4. Effective as of the Expansion Date, Section 4(B) of the Sublease shall be amended and restated in its entirety as follows:

“B. Additional Rent. Subtenant shall also pay Sublandlord, as additional rent (“Additional Rent”), such other sums of money as shall become due and payable by Sublandlord to Landlord pursuant to the Prime Lease due to a default by Subtenant under this Sublease, within thirty (30)

days of Subtenant’s receipt of an invoice thereof. If Subtenant fails to pay any rent when due, and such failure continues for ten (10) days after written notice from Sublandlord thereof, such unpaid amount shall bear a five percent (5%) late charge, which will be immediately due and payable. Subtenant shall also pay Sublandlord, as Additional Rent, all increases or escalations in operating expenses above the “Operating Expenses Allocable to the Premises” as defined in the Prime Lease for calendar year 2006 and all increases or escalations in real estate taxes above the “Landlord Tax Expenses Allocable to the Premises” as defined in the Prime Lease for fiscal year 2007. In addition to the Fixed Rent, Subtenant shall pay for its electricity for lights and outlets used within the Sublease Premises at the following rates: May 1, 2006-December 15, 2006, $61,549.20 per annum, in monthly installments of $5,129.10 (pro-rated for any partial month); December 16, 2006 - April 30,2007, $75,874.80 per annum, in monthly installments of $6,322.90 (pro-rated for any partial month); May 1, 2007-April 30, 2008, $82,197.70 per annum, in monthly installments of $6,849,80; May 1, 2008-April 30, 2009, $88,520.60 per annum, in monthly installments of $7,376.71. In addition, on May 1, 2006 Subtenant shall pay $1,880.67 to Sublandlord, representing electricity for lights and outlets used within the Sublease Premises from April 20, 2006 to April 30, 2006. Such monthly installments shall be due on or before the first day of each month.

5. Effective as of the Expansion Date, Section 18 of the Sublease shall be amended and restated in its entirety as follows:

“18. PARKING. Subtenant shall be entitled to all unreserved parking spaces dedicated to the Sublease Premises, of which 42 spaces will be located in the parking area in the basement of the Building.

6. Effective as of the Expansion Date, Section 19 of the Sublease shall be deleted.

7. This Amendment No. 1 to Sublease is contingent upon, and shall not be effective until, Sublandlord obtains the written consent of the Landlord to this Sublease as provided under the terms of the Prime Lease. All costs of obtaining such consent shall be borne by Sublandlord. In the event that the Landlord determines not to grant such consent, this Amendment No. 1 to Sublease shall expire and be of no force or effect.

8. Except as amended hereby, the Sublease remains in full force and effect.

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IN WITNESS WHEREOF, the parties hereto have caused these presents to be executed the day and year first above written.

SUBLANDLORD:

PAREXEL INTERNATIONAL CORPORATION

By:	/s/ James F. Winschel, Jr.
Name:	James F. Winschel, Jr.
Title:	SVP and CFO
Date:	April 19, 2006

SUBTENANT:

SALARY.COM, INC.

By:	/s/ G. Kent Plunkett
Name:	G. Kent Plunkett
Title:	Chief Executive Officer
Date:	April 18, 2006

Salary.com
Legal
Approved

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